Exhibit 23.1

Board of Directors Piedmont Lithium Inc. Belmont, North Carolina

Dear Directors,

CONSENT

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333- 256454) and Registration Statement on Form S-3 (No. 333-259798) of Piedmont Lithium Inc. of our report dated February 26, 2023, relating to the consolidated financial statements of Sayona Mining Limited which appears in the Annual Report on Form 10-K filed by Piedmont Lithium Inc for the year ended December 31, 2022. We also consent to the reference to us under the heading “Experts” in the prospectus supplement which is a part of the prospectus dated September 24, 2021 (Registration No. 333-259798).

/s/ Nexia Brisbane Audit Pty Ltd

Nexia Brisbane Audit Pty Ltd

/s/ Ann-Maree Robertson

Ann-Maree Robertson
Director

Date: 18 December 2023